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                                                                    EXHIBIT 6.10

                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made the 1st day of March, 1998.

BETWEEN:

1. MegaWorld, Inc., Delaware Corporation, having its principal registered offices located at, 2nd Floor, 430 Park Avenue, New York, New York 10022, U.S.A. ("The Company").

         AND

2. Michael Giamalvo, whose permanent residence is 119 Northgate Circle, Melville New York 11747, U.S.A., ("The Executive").


IT IS AGREED AS FOLLOWS:

1.       Definitions and Interpretations.

         1.1 In this Agreement, the following words and expressions shall have the following meanings:

         "the Board"                means the Board of Directors of the Company
                                    and includes any committee(s) of the Board duly convened by it including, but not limited to, the Executive Committee.

         "The Commencement Date"    means the first day of employment
                                    (March 1, 1998).

         "Group Company"            means any Company which, for the current
                                    time, is (a) a holding company of the
                                    Company or (b) a subsidiary undertaking of the Company or (c) a subsidiary undertaking of any such holding company.


         "the Employment"           means the employment established by this
                                    Agreement.

         "the Termination Date"     means the termination date of the Employment
                                    under this Agreement howsoever terminated.

         "Intellectual Property"    means (a) every invention, discovery, design
                                    or improvement, and/or (b) every work in which copyright, trademark, etc. is, may or should be relevant.

         Any reference in this Agreement to any Statutory Provision includes any statutory modification or re-enactment of it or the provision referred to.

2.       Employment

         The Company shall employ the Executive and the Executive agrees to act as an employee of the Company on and within the terms set out by this Agreement.

3.       Freedom to take up the appointment



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         The Executive warrants that, by virtue of entering into this Agreement, he will not be in breach of any expressed or implied terms of any previous contract or obligation binding upon him.

4.       Period

         The Executive's employment shall start with effect from the Commencement Date and shall (subject as hereinafter provided) be for an initial minimum term of 2 (two) years ending on March 1, 2000 and "Evergreen" thereafter, renewable each day. This employment shall continue until terminated by either party giving to the other not less than 3 (three) months written notice including the expiry date for the initial fixed term.

5.       Duties of the appointment

         5.1 The principal duty of the Executive will be to develop and coordinate the marketing of the timeshare sales relating to Castello Torre Ratti in Borghetti, Borbera, Italy (the "Castle"). The Executive will also faithfully and diligently perform those duties and responsibilities of his appointment and exercise such powers consistent with them, which are, from time to time, assigned to or vested in the Executive. He shall use his best endeavoursmote the interests of the Company and any Group Company for which the Executive is performing duties.

         5.2 The Executive shall (without any further remuneration), if and for so long as he is so required by the Company:

                  (I) carry out the duties of his appointment on behalf of any Group Company.

                  (II) Act as an officer or director or hold another appointment or office as nominee or representative of the Company or the Group Company.

                  (III) carry out such duties and attendant duties of any such appointment as if they were duties to be performed by the Executive on behalf of the Company.

6.       Compliance and Reporting

         The Executive shall obey all lawful and reasonable directions of the Board and, at all times, keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business and/or affairs of the Company and any Group Company and provide such explanations as the Board may require.


7.       Devotion to duties

         The Executive shall, during the term of his employment, devote to the business and affairs of the Company such time as is necessary to carry out his duties and responsibilities under this Agreement. The Executive will not accept any engagement or public office except with the prior consent, in writing, of the Company. However the Executive may, nevertheless, be or become a minority holder of any securities or investment opportunities that are quoted on a recognized investment exchange.




8.       Compliance / dealings in "securities"

         The Executive shall, during his employment, and for 24 months after the termination of employment, comply (and shall procure that his spouse and minor children shall comply) with all applicable rules



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         of law and any recognized investment exchange rules and regulations, and any other Company policy issued in relation to dealings in shares, debentures or other financial instruments of the Company and/or any Group Company or subsidiary. This includes any unpublished, price-sensitive information affecting the securities of the Company and/or Group Company or any other company.

9.       Place of  Work

         9.1 The Executive shall initially work at the offices of the Company at the New York City corporate address. However, the Executive shall, if required, work in such place or places as the Board may reasonably require for the proper performance of his duties hereunder.

         9.2 The Executive shall not be required (except for business travel on behalf of the Company and/or any Group Company) to reside outside of the New York, New York, Metropolitan Area.

10.      Hours of Work

         There are no formal, fixed hours for the Employment. The Executive is expected to work at such times as the effective, efficient and conscientious discharge of his duties hereunder requires.

11.      Remuneration

         11.1 During the Employment, the Executive shall receive, as remuneration, a basic salary at the rate of U.S. $50,000.00 per annum (or such higher rate as the Board or the Company's Remuneration Committee shall from time to time, in its absolute discretion, decide). This remuneration will be paid to the Executive in equal monthly installments on the last day of each calendar month. Should the "pay-day" fall on the weekend, or a national /state / bank holiday, the payment to the Executive will take place on the immediately preceding business day. Any increase in remuneration shall be notified in writing to the Executive and the details thereof will be initialled by an official of the Company.

         11.2 The Executive's remuneration shall, except as set forth in this Section 11 or unless otherwise agreed in writing by the Company, be inclusive of any fees or other remuneration, which the Executive would otherwise be entitled to receive from the Company. This includes any Group Company in connection with the performance of the duties delegated to him under this Agreement

         11.3 The Executive will be eligible to receive an annual Performance-related Bonus based on the increase in assets, profits and other criteria as determined by the Board.

         11.4 Not later than 30 (thirty) days after the Executive commences employment pursuant to this Agreement, the Company shall issue to the Executive, as additional consideration for the Executive's employment hereunder, 400,000 (Four Hundred Thousand) shares of the Common Stock, par value $.0001 per share, of the Company. The shares of Common Stock so issued will not have been registered under the Securities Act of 1933, as amended, or any state securities law, and will not be able to be resold by the Executive unless registered or unless an exemption from registration is available. A legend to such effect will be placed on the shares when they are issued. The Company has not agreed to register these shares for the Executive.

         11.5 In addition to the compensation provided above, the Executive shall receive a commission of 10% (ten percent) of the sales price received by the Company on each sale of a timeshare interest in the Castle. In the event that the Company disposes of its interests in the Castle by a securitization of the timeshares being sold or other similar transaction, the Executive shall receive, in lieu of the commission herein provided, a lump sum payment at the time of



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                  such disposition equal to the present value of the aggregate commissions the Executive would have received had all timeshare sales been completed, which lump sum payment shall be discounted by 10 % (ten percent) a year over a 4 (four) year period.

12.      Expenses

         In addition to the basic salary hereunder, the Executive will be reimbursed the full amount of all reasonable travel, hotel, entertainment and other expenses properly and necessarily incurred and defrayed by the Executive in the discharge of his duties hereunder. The Executive shall produce to the Company, at the Company's request, supporting vouchers and/or receipts for amounts above $20.00 individual expenditures, in respect of such expenses. Individual business expenses of $20.00 and below will be accepted as detailed in a personal record submitted by the Executive. The Executive may take an advance from the Company in relation to anticipated travel expenses so long as the aforementioned receipts are duly submitted upon the Executive's return.

13.      Pension and other benefits

         During the Employment the Executive shall be entitled:

         (i) to become a member of MegaWorld, Inc. Pension Plan (or its antecedent) subject to the Company Pension Scheme Trust Deed and Rules of the Scheme in force from time to time. Such pension plans, in the country of the Executive's residence and workplace, will be applicable in place of the above.;

         (ii) assuming the Executive is generally insurable, to be provided with cover under a life assurance policy, such that the benefits payable to the Executive in the event of his death during the Employment will be equal to three times his basic salary payable under clause 11.1. Further insurance coverage will be made available to the Executive at a preferential, reduced rate, at the Executive's cost;

         (iii) to become a member of the Company's private medical expenses scheme (or such other plan or scheme as the Board may maintain for its Directors and employees); and

         (iv) to participate in the Company's total disability / long-term sickness benefit scheme subject always to the rules of the scheme.

14.      Holidays

         14.1 The Executive will be entitled (in addition to normal bank and other public holidays) to 21 days paid holiday in each calendar year at such times that they may be convenient to both the Executive and the Company and such holidays that the Board may approve.

         14.2 The Executive shall not be entitled to carry forward any unused holiday entitlements from one "holiday year" to the next without the written consent of the Company.

15.      Sickness or Injury

         15.1 The Executive agrees that at any time during the course of the Employment he shall, at the request of the Company, submit himself



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                  to a medical examination by a registered Medical Practitioner.
                  The purpose of such medical examination shall be to determine whether there are any matters that might impair the Executive's ability to perform his duties under this Agreement. A doctor's report to the effect that the Executive has "no physical matters that will or would impair the Executive's ability to perform his normal duties" will suffice, in all respects, as to the requirements of this clause. All expenses associated with the doctor's diagnosis and report will be borne by the Company.

         15.2 In the event that the Executive is unable to perform his duties under this Agreement by reason of sickness or injury for a period of seven days or more, the Executive shall, if required to do so by the Company, provide to the Company a Medical Certificate in respect of the whole period of the absence. Immediately following his return from any period of absence in excess of seven workdays, the Executive will complete a self-certification detailing the reason for the absence.

         15.3 Subject to the Executive complying with the certification and notification requirements of clause 15.2, the Executive is entitled to be paid during any period of absence from work due to sickness or injury, subject however to the provisions of
                  Section 23, and also subject to the right of the Company to deduct from the remuneration paid to the Executive any statutory sick pay or other social security benefits which he is entitled to claim in consequence of sickness or accident or payable to him under any scheme for the time being in force of which by virtue of his employment by the Company he is a non-contributory member.

         15.4 In the event that the Executive is incapable of performing his duties by reason of injury sustained partially or wholly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party, all payments made to the Executive by the Company by way of remuneration shall, to the extent that compensation is recoverable from that third party, constitute loans by the Company to the Executive (not withstanding that, as an interim measure, income tax has been deducted from payments as if they were emoluments of employment) and shall be repaid when, and to the extent that, the Executive recovers compensation for loss of earnings from that third party by action or otherwise.






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         16.      Confidentiality

                  The Executive shall not, either during the Employment or otherwise than in the proper course of duties or thereafter, without the consent in writing of the Company being first obtained, divulge to any person, firm or company and shall, during the continuance of the Employment, use his best endeavours to prevent the publication or disclosure of any confidential information of the Company and/or any Group Company or any of its or their secrets, dealings or transactions whatsoever which may have come or may come to his knowledge during his employment, previous or otherwise, and which include, but are not limited to, the following matters

                  (i) The working of any manufacturing process or invention or any other methods, formulae, technical data and know-how used by or which relate to the business of the Company.

                  (ii) Lists of customers and potential customers of, or suppliers and potential suppliers to, the Company and any Group Company and any other information collected by the Company and any Group Company in relation to those customers and/or suppliers.

                  (iii) The dealings, transactions or other business affairs of the Company, or any Group Company, and its or their finances or management accounts.

                           This restriction will cease to apply to information or knowledge which may be (otherwise than by reason of the default of the Executive) available to the public generally without requiring a significant expenditure of labor skill or money.

         17.      Intellectual Property

                  17.1 The Executive shall forthwith communicate to the Company in confidence all Intellectual Property and the Executive may make or originate either solely or jointly with another or others during the Employment.

                  17.2 In the case of such Intellectual Property as is made or originated hereunder, wholly or substantially, in the course of his normal duties or in the course of duties specifically assigned to him and which relate



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                  to the affairs of the Company, or any Group Company, the
                  following clauses of this Section 17 shall apply.

         17.3 Such Intellectual Property (or in the case of Intellectual Property made or organized by the Executive jointly with another or others to the full extent of the Executive's interest therein so far as the law allows) shall be and become the exclusive property of the Company and shall not be disclosed to any other person, firm or company without the consent of the Company being previously obtained which, if given, may be subject to conditions. The provisions of this clause shall not entitle the Executive to any compensation beyond that hereinafter mentioned except that in the case of any invention on which a Patent has been granted or assigned to the Company, and the Company has derived outstanding benefit from such a Patent the Executive may be entitled to appropriate compensation therefore.

         17.4 The Executive shall, if and when required by the Company and at the expense of the Company, do and/or combine with others in doing all acts and sign and execute all applications and other documents (including the Powers of Attorney in favor of nominees of the Company) necessary or incidental to obtaining, maintaining or extending patent or other forms of protection for such Intellectual Property in the USA and in any other part of the world or for transferring to or vesting in the Company or its nominees, the Executives entire right, title and interest to and in such Intellectual Property or to and in any application, patent or the form of protection or copyright, as the case may be, including the right to file applications in the name of the Company or its nominees for patent or other forms of protection or for registration of copyright in any country claiming priority form the date of filing of any application or other date from which priority may run in any other country.

         17.5 The provisions of this Section 17 shall remain in full force and effect notwithstanding that after the Executive has made or originated any such Intellectual Property, the Employment may have ceased or been determined, for any reason whatsoever with the intention, that the same shall bind the heirs of and/or assigns of the Executive.



18.      Copyright




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         The Executive shall promptly disclose to the Company all works in which copyright or design rights may exist which the Executive may make or originate, either solely or jointly with others, during the Employment. Any such copyright works or designs created by him in the normal course of his employment which relate to the affairs of the Company shall be the property of the Company, whether or not the work was made by the direction of the Company, or was intended for the Company and the copyright in it and the rights of any design shall belong to the Company, and to the extent that such copyright or design rights are not otherwise vested in the Company, the Executive hereby assigns the same to the Company.


19.      Post-termination obligations

         19.1 The Executive shall not, during the period of 12 (twelve) months after termination of the Employment, solicit or endeavour to entice away from or discourage from being employed by the Company or any Group Company any person currently employed by the Company or any Group Company and to his knowledge was an employee thereof at the date of such termination or whom, to his knowledge, has at that date agreed to be engaged to be an employee of the Company or any Group Company and with whom the Executive has dealt or had contact with in the normal course of his duties.

         19.2 The Executive shall not, for a period of 12 (twelve) months after the termination of the employment (without the previous consent, in writing, of the Company) and whether on his own account or for any other person, firm or company directly or indirectly in connection with any business similar to or in competition with the business of the Company, solicit or endeavour to entice, away from the Company any person, firm or company (a) who or which in the 12 (twelve) month period prior to the end of the Employment shall have been a customer of or in the habit of dealing with the Company and (b) with whom or which the Executive had personal dealings in the course of his employment in the 12 (twelve) month period prior to the end of his employment.


         19.3 The Executive shall not, for a period of 12 (twelve) months after the termination of his employment (without the previous consent, in writing, of the Company) and whether on his own account or for any other person, firm or company, directly or indirectly, in connection



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                  with any business similar to or in competition with the
                  business of the Company do any business with, accept orders from, or have any business dealings any person, firm or company (a) who or which in the 12 (twelve) month period prior to the end of his employment was a customer of the Company and
                  (b) with whom or which the Executive had personal dealings in the course of his employment in the 12 (twelve) month period prior to the end of his employment.

         19.4 The Executive shall not, for a period of 12 (twelve) months after the termination of his employment and with regard to any area of the Company's endeavours (without the previous consent, in writing, of the Company) directly or indirectly be engaged, concerned or interested (whether as principal, servant, agent, consultant or otherwise) in any trade or business being carried by the Company at the end of the Executive's Employment (or for a period of 12 (twelve) months prior to the end of the employment).

         19.5 The Executive shall not, at any time after the Termination Date, represent himself as being employed by or connected with the Company or any other Group Company

         19.6     The Executive acknowledges:

                  (i) that each of the foregoing clauses of this Section 19 constitutes an entirely separate and independent restriction on him; and

                  (ii) while at the date of this Agreement the duration, extent and application of each of the restrictions are considered by the parties no greater than is necessary for the protection of the interests of the Company and any Group Company, and reasonable in all the circumstances, it is acknowledged that restrictions of such nature may become invalid because of changing circumstances and accordingly if any of the restrictions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged to be valid and effective if part of the wording thereof were deleted, or the periods thereof reduced, or the area thereof were reduced in scope, they shall apply with such modifications as may be necessary to make them valid and effective.

                  (iii) The Executive shall, at the request and cost of the Company, enter into a direct agreement or undertaking with any Group



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                           Company to which the Executive provides services
                           whereby he will accept restrictions corresponding to the restrictions in this Section 19 (or such of them as may be appropriate in the circumstances) as the Company may reasonably require in the circumstances.


20.      Delivery of documents and property

         The Executive shall upon the request, at any time and in any event upon the termination of the Executive's employment, immediately deliver up to the Company or its authorised representative all keys, security passes, credit cards, plans, statistics, documents, records, papers, magnetic discs, tapes or other software, storage media and all property of whatsoever nature which may be in his possession or control or relate in any way to the business affairs of the Company and any Group Company and the Executive shall not, without the written consent of the Company, retain any copies thereof.

21.      Summary termination

         In any of the following cases the Company may terminate the Executive's Employment by written notice taking effect on the date of its service in which case the Executive shall not be entitled to any further payment from the Company except such sums as shall have accrued due:

         (i) if the Executive shall be guilty of any gross misconduct (after any warning of any breach) or any related breach of any of the terms of this Agreement;

         (ii) if the Executive shall be convicted of a criminal offence (except for a road traffic offense not involving a custodial sentence);

         (iii) If the Executive be adjudged bankrupt or makes any composition or enters in any deed of arrangement with his creditors;

         (iv) If the Executive is being prohibited by law from being or acting as a Director;

         (v) If the Executive shall become of unsound mind (as determined by competent Medical Authorities).




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         (vi)     If the Executive resigns as a Director of the Company
                  otherwise than at the request of the Company.


22.      No right to work

         The Company shall be under no obligation to provide any work for the Executive during any period of notice either given by the Company or the Executive to terminate the Executive's employment under this Agreement. The Company may, at any time during the said period, suspend the Executive from his employment or exclude him from any premises of the Company, provided that during such period the Executive shall continue to receive salary and all other contractual benefits provided by this Agreement.


23.      Short notice

         If the Executive shall at any time become or be unable to properly perform his duties hereunder by reason of ill health, accident or otherwise for a period or periods aggregating at least 180 days in any period of 12 (twelve) consecutive calendar months, the Company may, by not less than 3 (three) months' notice in writing, determine this Agreement.


24.      Resignation of office

         Upon the termination of the Employment, howsoever arising, the Executive shall at any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from all offices held by him in the Company and any Group Company and should he fail to do so, the Company is hereby inevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents or things necessary or requisite to give effect thereto.

25.      Retirement

         The Employment shall automatically terminate on the Executive reaching his 100th birthday.

26.      Prior rights




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         The termination of the Employment shall be without prejudice to any right that the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement, which may have occurred prior to such termination.

27.      Notices

         Any notice given under this Agreement shall be deemed to have been duly given if dispatched by either party hereto by registered post addressed to the other party, in the case of the Company to its registered office for the time being and in the case of the Executive to his last-known address, and such notice shall be deemed to have been given on the day on which the ordinary post it would be delivered.


28.      Prior agreements

         This Agreement is in substitution for all previous contracts of employment, expressed or implied, between the Company or any Group Company and the Executive which shall be deemed to have been terminated by mutual consent as from the Commencement Date.

29       Fixed term

         The Executive hereby agrees that no rights shall arise in relation to this Agreement if the term of the Executive's Employment under it expires without being renewed.

30       Disciplinary and grievance procedure

         There are no fixed rules for the resolution of grievance or disciplinary problems. In the event of the Executive being dissatisfied with any decision taken against him, or have any grievance relating to the Employment, he should apply in the first instance to the Chairman who will either propose a solution or refer the matter to the Board for a final decision.


31.      The Company's staff handbook

         The term of the Company's standard terms and conditions and employment policies and procedures which are set out in the Company's staff handbook



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         shall be the terms of the Executive's employment save to the extent that they are inconsistent with this Agreement.

32.      Reconstruction or amalgamation

         If before the termination of this Agreement, the Employment shall be determined by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive shall be offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company in respect of the termination on the Employment.


IN WITNESS WHEREOF, whereof the parties hereto have executed and delivered this Agreement under seal as if done first above written.


Accepted:



/s/ Michael Giamalvo
--------------------
MICHAEL GIAMALVO

Signed by and for and on behalf of MegaWorld, Inc.
--------------------------------------------------
(CORPORATE SEAL)



/s/ David W. Mahy
-----------------
DAVID W MAHY
Director
MEGAWORLD, INC.




/s/ Irwin C. Roll
-----------------
IRWIN C. ROLL
President & Treasurer MEGAWORLD, INC.